Exhibit 10.28
FIRST AMENDMENT
to the
HYATT HOTELS CORPORATION
SECOND AMENDED AND RESTATED EMPLOYEE STOCK PURCHASE PLAN

Pursuant to Section 7.5 of the Plan, the Plan is amended, effective as of the date signed below, as follows:

1.Article II, Section 2.7 is amended in its entirety to read as follows:
1.12.7    “Compensation” shall mean the base wages, tips, overtime, incentive compensation, commissions, service charges, shift differentials, vacation pay, salaried production schedule premiums, holiday pay, jury duty pay, bereavement leave pay, military pay, prior week adjustments and weekly bonus paid to an Employee by the Company or a Designated Subsidiary in accordance with established payroll procedures.
2.Article III, Section 3.2 is amended by adding the following new subsection (d) to the end thereof:
(d)    Automatic Reduction of Contribution Election. Notwithstanding anything in the Plan to the contrary, if the amount of an Employee's paycheck, after taking into consideration other deductions and withholdings, is insufficient to allow the Employee to contribute the amount of Compensation he or she actually elected, his or her election shall be automatically reduced to a percentage of Compensation that he or she may contribute after taking into consideration such other deductions and withholdings.
All other Plan provisions remain in full force and effect.
* * * *
I hereby certify that the foregoing First Amendment to the Hyatt Hotels Corporation Second Amended and Restated Employee Stock Purchase Plan was duly approved by the Talent and Compensation Committee of the Board of Directors of Hyatt Hotels Corporation on May 17, 2023.
Executed on this 17th day of May, 2023.

/s/ Margaret C. Egan
Secretary